Exhibit 10.1

EXCLUSIVE DISTRIBUTION AND RESELLER AGREEMENT

CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (A) NOT MATERIAL AND (B) THE TYPE OF INFORMATION THAT THE COMPANY CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

EXCLUSIVE DISTRIBUTION AND RESELLER AGREEMENT

(Ophthalmology Genomic Testing Program)

This EXCLUSIVE DISTRIBUTION AND RESELLER AGREEMENT (this “Agreement”) is entered into as of September 3, 2026 (the “Effective Date”), by and between:

Virotek Inc., a corporation organized under the laws of the State of Wyoming, with its principal office at 620 Cache Creek Drive Jackson, WY 83002 (“Virotek”); and

Kala Bio, Inc., a corporation organized under the laws of the State of Delaware and listed on the Nasdaq Capital Market under the symbol “KALA,” with its principal office at 1167 Massachusetts Avenue, Arlington, MA 02476 (“Kala”).

Each, a “Party,” and collectively, the “Parties.”

RECITALS

A.	Virotek offers a genetic testing and screening program for ophthalmology, comprising the Kits, the underlying assays and panels, the Laboratory Services, the Patient Report, the ordering and results-delivery platform, and related intellectual property, know-how, protocols, and Program Materials (the “Program”), as further described in Exhibit A.

B.	Virotek Biosciences Inc. (“Virotek Biosciences”), an Affiliate of Virotek, owns, develops, and controls the underlying genetic testing and screening platform, technology, and related intellectual property comprising part of the Program, and has entered into a master services agreement with Virotek (the “MSA”) pursuant to which Virotek Biosciences makes available to Virotek certain products and services relating to the Program for marketing, distribution, and resale by Virotek.

C.	Kala is a biopharmaceutical company listed on the Nasdaq Capital Market that has operated in the field of ophthalmology for more than a decade and wishes to market, promote, distribute, and resell the Program in the Territory.

D.	Virotek and Kala executed a non-binding letter of intent dated August 31, 2026 (the “LOI”) summarizing the principal terms of their proposed commercial relationship, and now wish to enter into this Agreement, together with the Related Agreements (as defined below), to give binding effect to that relationship.

NOW, THEREFORE, in consideration of the mutual covenants set out below, the Parties agree as follows:

DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings set out below. Other capitalized terms are defined where they first appear.

Affiliate	In respect of a person, any other person that directly or indirectly controls, is controlled by, or is under common control with such person, where “control” means ownership of securities carrying more than 50% of the votes for the election of directors or the power to direct the management and policies of such person.

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Agreement	Has the meaning given in the preamble.
Approved Marketing Budget	A marketing, channel development, and Vertical development budget agreed in writing by the Parties from time to time in accordance with Section 2.4, setting out the activities to be funded, the amount and timing of each Party’s contribution, and the manner in which such costs are recovered, credited, or allocated prior to the calculation of Net Profit.
Brand Licence Agreement	The trademark and brand licence agreement entered into concurrently herewith between Virotek and Kala in respect of the Program Materials, as more particularly described in Section 6.
COGS	Virotek’s direct, documented, arm’s-length cost of goods and services in respect of each Test, including the cost of the Kit and its components, laboratory reagents and consumables, third-party laboratory or sequencing fees, inbound and outbound shipping, courier, customs, and logistics costs, specimen accessioning, and the direct cost of running the Test assay, data analysis, and preparing and delivering the Patient Report, in each case determined in accordance with the costing methodology set out in Exhibit D. COGS excludes corporate overhead, general and administrative expense, research and development, amortization of intellectual property, and any margin, markup, or intercompany charge in favour of Virotek or any of its Affiliates, unless expressly agreed in writing by Kala.
Confidential Information	Any non-public information disclosed by one Party to the other that is identified as confidential or that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure.
Data Protection Agreement	The data protection and business associate agreement entered into concurrently herewith between Virotek and Kala governing the collection, use, disclosure, and cross-border transfer of patient and Program data.
Distribution Rights	The exclusive right and licence granted to Kala under Section 1 to market, promote, distribute, resell, and sublicense the Program in the Territory, in the Field and in each additional Vertical activated in accordance with Section 1.4, including the right to appoint Resellers, to offer the Program through the Telehealth Channel, and to pursue White Label Opportunities.
Effective Date	Has the meaning given in the preamble.
Exclusivity Milestone	The minimum cumulative Test volume or Gross Revenue threshold, measured from the Effective Date through the twelve (12)-month anniversary of the Effective Date and set out in Exhibit B, as a condition of the continuation of the exclusivity granted under Section 1.2. The Progress Benchmarks shown in Exhibit B for earlier dates are informational only and do not form part of the Exclusivity Milestone.
Field	The marketing, sale, and distribution of the Program for genetic testing and screening indications in ophthalmology, being the initial Vertical in which Virotek offers the Program.

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Force Majeure Event	Any event beyond a Party’s reasonable control, including acts of God, war, terrorism, pandemic, government order, fire, flood, or failure of third-party carriers or telecommunications infrastructure.
Gross Revenue	All amounts actually received by or on behalf of Kala, Virotek, or any Reseller from patients, medical practices, telehealth providers, payors, or White Label counterparties in respect of Tests, net only of refunds, chargebacks, and applicable sales taxes.
Kit	The specimen collection kit and associated materials supplied by Virotek for the collection and transport of patient specimens under the Program.
Laboratory Services	The receipt, accessioning, processing, analysis, and interpretation of patient specimens collected under the Program, and the preparation and delivery of the Patient Report, as further described in the Quality and Services Agreement.
Marketing Contribution	Capital committed by Kala from time to time, in its sole discretion, toward marketing the Program, developing Verticals, and supporting Resellers, medical practices, and other partners, in each case in accordance with an Approved Marketing Budget.
Net Profit	In respect of each Test, Gross Revenue less COGS, and less any other cost item expressly agreed by the Parties in writing to be deducted prior to the calculation of Net Profit.
Party / Parties	Virotek and/or Kala, as context requires.
Patient Report	The final report issued in respect of a Test and delivered to the ordering clinician or the patient, prepared and issued by Virotek or by the performing laboratory under Virotek’s responsibility.
Products ROFR	Has the meaning given in Section 4.1.
Profit Split	Has the meaning given in Section 3.1.
Program	Has the meaning given in Recital A.
Program Materials	The training materials, clinical and scientific literature, marketing collateral, trademarks, logos, sample reports, and other materials made available by Virotek to Kala and to Resellers in connection with the Program.
Quality and Services Agreement	The quality and services agreement entered into concurrently herewith between Virotek and Kala governing laboratory operations, turnaround times, service levels, and the Patient Report.
Related Agreements	Collectively, the Quality and Services Agreement, the Brand Licence Agreement, and the Data Protection Agreement, together with any other ancillary agreement entered into by the Parties in connection with this Agreement.
Reseller	Any distributor, sub-distributor, agent, marketing partner, group purchasing organization, telehealth platform, health system, medical practice, or other channel partner appointed or engaged by Kala to market, offer, or order the Program in the Territory, subject to Section 2.3.

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Telehealth Channel	The offering of the Program as a service to, or through, telehealth and virtual care platforms, including any such platform owned, operated, or controlled by Kala or its Affiliates.
Term	Has the meaning given in Section 14.1.
Territory	The United States of America.
Test	A single genetic test or screen ordered, collected, processed, and reported under the Program.
Vertical	A clinical or commercial field of use for the Program, being initially the Field and thereafter any additional field of use activated pursuant to Section 1.4, including without limitation oncology, a preventive health franchise, the Telehealth Channel, and White Label Opportunities.
White Label Opportunity	Any arrangement under which the Program, the Kit, or the Patient Report is offered under the brand of Kala, a Reseller, a telehealth platform, a health system, or another third party rather than under the Virotek brand.

1.	APPOINTMENT AND EXCLUSIVITY

1.1	Appointment.

Virotek hereby appoints Kala as its sole and exclusive distributor and reseller of the Program in the Territory, and grants to Kala the Distribution Rights, for the Term.

1.2	Exclusivity Milestone.

The exclusivity granted to Kala under Section 1.1 is not perpetual and is expressly conditioned on Kala achieving the Exclusivity Milestone set out in Exhibit B. Virotek shall evaluate Kala’s achievement of the Exclusivity Milestone only once, promptly following the twelve (12)-month anniversary of the Effective Date (the “Evaluation Date”), based on Kala’s cumulative Test volume and Gross Revenue from the Effective Date through the Evaluation Date, and not by reference to whether the Progress Benchmarks shown in Exhibit B for any earlier date were individually achieved. If, as of the Evaluation Date, Kala has not achieved the Exclusivity Milestone, and does not cure such failure within thirty (30) days of written notice from Virotek by achieving the Exclusivity Milestone on a cumulative basis within that cure period, the Distribution Rights shall automatically convert to a non-exclusive appointment in the affected Vertical, without prejudice to Kala’s other rights under this Agreement. For certainty, the Distribution Rights shall not continue or renew on an exclusive basis beyond the Term, or beyond satisfaction of the Exclusivity Milestone, except by the further mutual written agreement of the Parties.

1.3	Exclusivity Covenants.

During the Term, and for so long as the Distribution Rights remain exclusive in the applicable Vertical, Virotek shall not, and shall cause its Affiliates not to: (a) appoint any other distributor, reseller, marketing partner, or agent for the Program in the Territory; (b) market, sell, or supply the Program in the Territory otherwise than through Kala; or (c) grant any white label or private label right in respect of the Program in the Territory to any person other than Kala, in each case except in respect of the existing arrangements disclosed in Exhibit C.

1.4	Additional Verticals.

The Program is initially offered by Virotek in the Field, being genetic testing and clinical screening for ophthalmology. The Parties may, but are under no obligation to, expand the Distribution Rights into additional Verticals, including without limitation oncology and a preventive health franchise, and Kala may

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offer the Program through the Telehealth Channel and pursuant to White Label Opportunities within the Field from the Effective Date. The expansion of the Distribution Rights into any additional Vertical requires the prior written agreement of both Parties, is at each Party’s sole discretion, and is not a condition of this Agreement. Each additional Vertical, if and when activated, shall be activated by written agreement of the Parties confirming, at a minimum: the panels and assays included; the applicable COGS; the training and clinical support required; the regulatory, accreditation, and reimbursement position for that Vertical; the launch timetable; and any adjustment to the Profit Split agreed pursuant to Section 3.2.

1.5	Telehealth and White Label.

Kala may offer the Program through the Telehealth Channel, including through any telehealth or virtual care platform owned, operated, or controlled by Kala or its Affiliates, and may pursue White Label Opportunities, in each case subject to Section 3.6 and to Virotek’s reasonable quality, brand, and compliance requirements set out in the Quality and Services Agreement and the Brand Licence Agreement.

2.	ROLES AND RESPONSIBILITIES

2.1	Kala’s Responsibilities.

Kala shall be responsible for the commercial development of the Program in the Territory, including:

(a)	marketing, promotion, branding, demand generation, and lead generation for the Program, including digital, direct-to-practice, and direct-to-consumer marketing, in each case using Program Materials approved by Virotek;

(b)	opening doors to, and developing, multiple Verticals and channels, including ophthalmology practices, health systems, group practices, telehealth platforms, and White Label counterparties; and

(c)	identifying, appointing, contracting with, and managing Resellers and channel partners, and coordinating the commercial relationship with the medical practices that order and administer Tests, in each case subject to Virotek’s reasonable quality, training, and compliance requirements.

Kala shall use only Program Materials approved by Virotek, shall not make any clinical, diagnostic, or performance claim in respect of the Program that has not been approved in writing by Virotek, and shall not hold itself out as performing Laboratory Services or as engaging in the practice of medicine or of laboratory medicine.

2.2	Virotek’s Responsibilities.

Virotek shall be responsible for the delivery and administration of the Program, including training Kala’s personnel, Resellers, and participating medical practices; sourcing, and supplying the Kits in quantities sufficient to meet forecast demand notified by Kala; performing the Laboratory Services; all mailing, shipping, courier, customs, and reverse logistics in respect of the Kits and specimens; the preparation, quality review, and delivery of the Patient Report; customer, clinician, and patient support; obtaining and maintaining all laboratory accreditations, certifications, licences, and registrations required to perform and report Tests in and for the Territory; and compliance with all applicable laws governing the collection, use, disclosure, storage, and cross-border transfer of patient information, including HIPAA and applicable state privacy laws in the Territory and PIPEDA and applicable provincial health privacy legislation in Canada. The specific service levels binding on Virotek, including guaranteed turnaround times, Kit fulfilment and delivery times, specimen rejection rates, and remedies for failure to meet the foregoing, are set out in the Quality and Services Agreement.

2.3	Reseller Agreements.

Before a Reseller markets, offers, or orders the Program, Kala shall cause the Reseller to be bound by a written agreement, on terms approved in advance by Virotek, containing quality, compliance, patient-consent, privacy, and data-protection obligations no less protective of Virotek and of patients than those set out in this Agreement and the Related Agreements. Where a Reseller is a medical practice or other clinician

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that will itself submit specimens and receive Patient Reports, Virotek and Kala shall use Virotek’s standard laboratory services agreement for ordering clinics (as the same may be adapted for use with Resellers) as the form of that agreement, unless the Parties agree in writing to a different form. Kala remains responsible to Virotek for each Reseller’s compliance with the terms applicable to it, whether or not Virotek is also a direct party to the Reseller’s agreement.

2.4	Marketing Costs.

Kala shall bear all costs, fees, and expenses of every kind associated with marketing, promoting, advertising, and generating demand and leads for the Program under this Agreement, including any Approved Marketing Budget and any Marketing Contribution, and including all costs of Kala’s own personnel, agencies, events, sponsorships, digital and direct-to-consumer marketing, and channel- and Vertical-development activities. Such costs and expenses are solely Kala’s obligation, are not COGS, and shall have no effect on, and shall not be deducted, credited, or offset against, Gross Revenue, Net Profit, or the Profit Split. The Parties may agree upon an Approved Marketing Budget from time to time, setting out the marketing activities to be undertaken and the timing and amount of Kala’s funding therefor, provided that, for the avoidance of doubt, Virotek shall have no obligation to fund or contribute to any Approved Marketing Budget or Marketing Contribution. If Virotek personnel are requested by Kala to travel in connection with any marketing, sales, or lead-generation activity, Kala shall reimburse Virotek’s reasonable, documented out-of-pocket travel and related expenses (including transportation, lodging, and meals, in accordance with Virotek’s standard travel policy as notified to Kala) incurred in connection with that travel, within thirty (30) days of receipt of Virotek’s invoice therefor.

3.	ECONOMICS; PROFIT SPLIT

3.1	Profit Split.

In respect of each Test sold in the Territory, the Parties shall share Net Profit equally, being fifty percent (50%) to Virotek and fifty percent (50%) to Kala (the “Profit Split”). For the avoidance of doubt, the Profit Split applies to Gross Revenue over and above COGS, and Virotek shall recover COGS in full before any Net Profit is shared.

3.2	Variation.

The Profit Split may be varied by mutual written agreement on a case-by-case, deal-by-deal, or Vertical-by-Vertical basis. The Parties shall review the Profit Split not less frequently than monthly, having regard to sales volumes, growth, channel economics, the allocation of Marketing Contributions, and the cost of servicing each Vertical. No variation of the Profit Split is effective unless agreed in writing by both Parties, and any variation applies prospectively only.

3.3	Invoicing and Settlement.

Virotek shall invoice patients, practices, and payors and collect Gross Revenue, unless the Parties agree otherwise in writing for a given Vertical or Reseller. The Parties shall reconcile and settle amounts owing under the Profit Split monthly, within thirty (30) days of month end, supported by a settlement statement reported by Vertical and by Reseller and addressing the treatment of refunds, chargebacks, denied claims, and bad debt. Amounts are payable in United States dollars; Tests processed in Canada shall be converted at the Bank of Canada daily average exchange rate on the date of the applicable invoice.

3.4	COGS Methodology.

COGS shall be determined in accordance with the costing methodology set out in Exhibit D.

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3.5	Audit Rights.

Kala shall have the right, in any twelve (12) month period and on reasonable prior notice, to appoint an independent accountant to examine Virotek’s books and records relating to COGS, Gross Revenue, and the calculation of Net Profit. If any such examination discloses an understatement of amounts owing to Kala of more than five percent (5%) for the period examined, Virotek shall bear the cost of the examination and shall pay the shortfall forthwith. Virotek shall have reciprocal examination rights in respect of any Gross Revenue invoiced and collected by Kala.

3.6	White Label Economics.

Where a White Label Opportunity arises, the economics applicable to that opportunity shall be discussed and agreed by the Parties in good faith prior to launch, having regard to the Party originating the opportunity, the Party bearing the customer acquisition cost, the brand under which the Program is offered, the incremental cost to Virotek of the white label configuration, and the volume committed by the counterparty. Failing agreement to the contrary, the Profit Split applies.

3.7	Healthcare Compliance.

The Profit Split, the appointment and compensation of Resellers, and any compensation payable to medical practices, telehealth providers, or ordering clinicians shall be structured so as to comply with applicable healthcare laws, including the federal Anti-Kickback Statute, the Eliminating Kickbacks in Recovery Act, the Stark Law, the federal and state false claims statutes, state fee-splitting and corporate-practice-of-medicine restrictions, and applicable Canadian equivalents. Nothing in this Agreement provides for any payment in exchange for the referral of, or for arranging for, any item or service reimbursable by a federal or state health care program, and no compensation payable to any Reseller or medical practice shall be determined in a manner that takes into account the volume or value of referrals.

4.	RIGHT OF FIRST REFUSAL

4.1	Grant.

Virotek grants to Kala a right of first refusal in respect of any proposed sale, exclusive license, or other disposition by Virotek to a third party of any Ophthalmological Product (the “Products ROFR”). “Ophthalmological Product” means the Program and any other product or service for genetic testing, screening, or clinical diagnostics in the field of ophthalmology that Virotek has the right to market, distribute, or resell pursuant to the MSA (or any successor or additional agreement between Virotek and Virotek Biosciences), or that Virotek otherwise now owns, licenses, or controls, or may hereafter develop, acquire, or in-license, whether alone or as an enhancement to the Program. For certainty, “Ophthalmological Product” does not include the underlying testing and screening platform, or any related intellectual property, owned or controlled by Virotek Biosciences, except to the extent Virotek acquires direct rights thereto.

4.2	Mechanics.

Virotek shall deliver written notice to Kala of any bona fide third-party offer in respect of an Ophthalmological Product, together with all material terms thereof (a “ROFR Notice”). Kala shall have not less than thirty (30) days following receipt of a ROFR Notice within which to elect to acquire the relevant Ophthalmological Product on terms no less favourable to the seller than those set out in the ROFR Notice. Where the Parties elect to negotiate a transaction otherwise than in response to a third-party offer, or where no ROFR Notice states a cash valuation, the valuation shall be determined by independent appraisal: each Party shall, within fifteen (15) days of a request by either Party, appoint a qualified independent valuation firm with relevant healthcare or life sciences experience; the two firms shall jointly determine the valuation within thirty (30) days; and if they are unable to agree, the two firms shall jointly appoint a third independent valuation firm within ten (10) days, whose determination is final and binding on the Parties. Each Party shall bear the cost of its own appointed firm, and the Parties shall share equally the cost of any third firm. This Section 4

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addresses the treatment of any reorganization, restructuring, or transfer of an Ophthalmological Product to an Affiliate of Virotek, and survives termination of the Distribution Rights for a period of two (2) years following such termination.

4.3	Kala Approvals.

Any exercise of the Products ROFR by Kala is subject to the approval of the board of directors of Kala, the receipt of all required regulatory approvals and approvals of the Nasdaq Capital Market, and, if required by applicable law or exchange rules, the approval of the shareholders of Kala.

5.	PROGRAM MATERIALS AND TRADEMARKS

The use of Virotek’s trademarks, logos, and the Program Materials by Kala and by Resellers, and any co-branding of the Program, is governed by the Brand Licence Agreement. Pending execution of the Brand Licence Agreement, Virotek grants Kala a non-exclusive, royalty-free, non-transferable licence to use the Program Materials solely to exercise the Distribution Rights, subject to Virotek’s prior written approval of each specific use. Kala shall not use Virotek’s name, logo, or trademarks in a manner inconsistent with Virotek’s brand guidelines, and shall not register or attempt to register any trademark confusingly similar to Virotek’s marks.

6.	INTELLECTUAL PROPERTY

6.1	Ownership.

As between the Parties, Virotek and Virotek Biosciences retain all right, title, and interest in and to the Program, the Program Materials, and all related Intellectual Property, including all test methodologies, algorithms, software, the ordering and results-delivery platform, raw sequence and assay data, variant call files, bioinformatics pipeline outputs, and Patient Report formats. Nothing in this Agreement transfers any such Intellectual Property to Kala, except the Distribution Rights and the limited licence granted in Section 5.

6.2	No Implied Licences.

Except as expressly set out in this Agreement, the Related Agreements, and the Distribution Rights, no licence or other right in or to the Program, the Program Materials, or any Virotek or Virotek Biosciences Intellectual Property is granted or implied.

6.3	Feedback.

If Kala or a Reseller provides Virotek with suggestions or feedback regarding the Program, Virotek may use such feedback without restriction or compensation, and Kala assigns, and shall cause its Resellers to assign, to Virotek any Intellectual Property rights they may have therein.

7.	CONFIDENTIALITY

7.1	Obligation.

Each Party (a “Receiving Party”) agrees to hold all Confidential Information of the other Party (the “Disclosing Party”) in strict confidence using at least the same degree of care it uses to protect its own confidential information, but no less than reasonable care, and shall use Confidential Information solely to perform its obligations or exercise its rights under this Agreement and the Related Agreements.

7.2	Permitted Disclosures.

A Receiving Party may disclose Confidential Information to its employees, officers, contractors, Resellers, and advisors who (a) need to know such information for purposes of this Agreement and (b) are bound by

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confidentiality obligations at least as protective as those herein. Each Party is responsible for any breach of this Section by its permitted recipients.

7.3	Exclusions.

Confidential Information does not include information that: (a) is or becomes publicly known through no breach by the Receiving Party; (b) was already known to the Receiving Party prior to disclosure, as evidenced by written records; (c) is independently developed by the Receiving Party without reference to the Confidential Information; or (d) is received from a third party lawfully in possession of such information without restriction.

7.4	Securities Law Disclosure.

Notwithstanding Section 7.1, Kala acknowledges that it is a public company subject to reporting obligations under United States securities laws and the rules of the Nasdaq Capital Market, that this Agreement and the Related Agreements may constitute material agreements requiring disclosure and public filing, and that Kala may disclose the existence and terms of this Agreement, and file this Agreement or a redacted version thereof, to the extent Kala reasonably determines, on the advice of outside securities counsel, is required under applicable law or Nasdaq rules, in which case Kala shall provide Virotek with as much advance notice of the proposed content and timing of such disclosure as is reasonably practicable, and shall consider in good faith any comments provided by Virotek prior to publication, including with respect to the scope of any proposed confidential treatment request.

7.5	Required Disclosure.

If required by law, regulation, or court order to disclose Confidential Information, the Receiving Party shall, to the extent permitted by law, promptly notify the Disclosing Party and cooperate with efforts to seek a protective order or other appropriate relief.

7.6	Survival; Return of Information.

Obligations under this Section 7 survive termination of this Agreement for five (5) years. Upon request or termination, each Party shall promptly return or securely destroy the other Party’s Confidential Information and certify such return or destruction in writing, except to the extent retention is required by applicable law, accreditation requirement, or the Quality and Services Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Mutual Representations.

Each Party represents and warrants that: (a) it is duly organized, validly existing, and in good standing under its jurisdiction’s laws; (b) it has full authority to enter into and perform this Agreement; (c) this Agreement constitutes a legal, valid, and binding obligation; and (d) its execution and performance do not violate any applicable law, regulation, or third-party agreement.

8.2	Virotek Representations.

Virotek represents and warrants that: (a) the MSA has been duly executed by Virotek and Virotek Biosciences and is in full force and effect, and pursuant to the MSA, Virotek owns or holds valid and sufficient rights in and to the Program to grant the Distribution Rights in the Territory and to perform its obligations under this Agreement (including under Section 4 (Right of First Refusal) and this Section 8.2), in each case free and clear of any competing or pre-existing distribution, reseller, white label, or exclusivity arrangement, other than as disclosed in Exhibit C; (b) Virotek holds, and to its knowledge after reasonable due diligence each performing laboratory and subcontractor holds, all licences, accreditations, approvals, and qualifications required to perform the Laboratory Services, including CLIA certification, CAP accreditation or equivalent, and any required state laboratory licences; (c) the Laboratory Services will be performed with the degree of care, skill, accuracy, and diligence reasonably expected of a qualified clinical laboratory; and (d) Virotek will

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promptly, and in any event within five (5) business days, notify Kala of any actual lapse, restriction, or investigation that could reasonably be expected to materially affect the Program.

8.3	Kala Representations.

Kala additionally represents and warrants that: (a) it will comply with all applicable law in its marketing, promotional, and Reseller-management activities, including advertising, telemarketing, and consumer protection law; (b) it will not modify, supplement, or interpret the Patient Report; and (c) it will use only Program Materials approved by Virotek and will not make any clinical, diagnostic, or performance claim regarding the Program that has not been approved in writing by Virotek.

9.	INDEMNIFICATION

9.1	Indemnification by Virotek.

Virotek shall defend, indemnify, and hold harmless Kala and its officers, directors, employees, and agents from third-party claims, damages, and expenses (including reasonable legal fees) arising from: (a) Virotek’s gross negligence or willful misconduct in performing the Program; (b) Virotek’s material breach of this Agreement or a Related Agreement; or (c) infringement by the Program of a third party’s Intellectual Property rights; except to the extent caused by Kala’s negligence, misconduct, or breach.

9.2	Indemnification by Kala.

Kala shall defend, indemnify, and hold harmless Virotek and its officers, directors, employees, and agents from third-party claims, damages, and expenses (including reasonable legal fees) arising from: (a) Kala’s or a Reseller’s gross negligence or willful misconduct; (b) Kala’s material breach of this Agreement or a Related Agreement; (c) any marketing, promotional, or clinical claim made by Kala or a Reseller that was not approved by Virotek; or (d) Kala’s or a Reseller’s violation of applicable law, including healthcare fraud and abuse law.

9.3	Indemnification Procedure.

A Party seeking indemnification (“Indemnitee”) shall: (a) promptly notify the indemnifying Party (“Indemnitor”) in writing; (b) grant the Indemnitor sole control over the defense and settlement of the claim (provided no settlement may impose liability on the Indemnitee without its written consent); and (c) provide reasonable cooperation at the Indemnitor’s cost. Failure to provide timely notice relieves the Indemnitor only to the extent of actual prejudice caused by the delay.

10.	INSURANCE

Each Party shall, during the Term and for at least two (2) years thereafter, maintain the following insurance at its own expense with carriers rated no less than A- (Excellent) by AM Best or equivalent:

(a)	Kala shall maintain commercial general liability, product liability, and professional/errors-and-omissions insurance covering its marketing, distribution, and reseller activities under this Agreement, in amounts of not less than US$[**] per occurrence / US$[**] aggregate, and shall name Virotek as an additional insured on a primary and non-contributory basis, with a waiver of subrogation in favour of Virotek;

(b)	Virotek shall maintain professional and product liability insurance, including with respect to its laboratory and clinical operations, in amounts of not less than US$[**] per claim / US$[**] aggregate;

(c)	each Party shall maintain cyber liability / privacy insurance in an amount of not less than US$[**] per incident in the case of Kala and US$[**] per incident in the case of Virotek; and

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(d)	Kala shall require each Reseller that handles patient specimens or Patient Reports to maintain insurance appropriate to its role, in amounts and on terms no less protective of Virotek than those set out in paragraph (a).

Upon request, each Party shall provide the other with certificates of insurance evidencing required coverage.

11.	DISCLAIMERS AND LIMITATION OF LIABILITY

11.1	Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, VIROTEK DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ACCURACY OF RESULTS. GENOMIC TESTING IS A PROBABILISTIC TOOL; PATIENT REPORTS DO NOT CONSTITUTE MEDICAL ADVICE OR DIAGNOSIS.

11.2	Limitation of Liability.

EXCEPT FOR (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, (C) BREACH OF SECTION 7 (CONFIDENTIALITY), OR (D) INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE LEGAL THEORY AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

THE AGGREGATE LIABILITY OF EACH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF (I) TWO (2) TIMES THE NET PROFIT PAID OR PAYABLE TO SUCH PARTY UNDER THE PROFIT SPLIT IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE CLAIM, AND (II) US$1,000,000.

12.	REPORTING, RECORDS, AND AUDIT

Virotek shall provide Kala with monthly reporting of Test volumes, Gross Revenue, COGS, Net Profit, and the application of the Profit Split, broken down by Vertical and by Reseller, together with such other operational and financial information as Kala may reasonably require to satisfy its public reporting obligations. Each Party shall maintain records relevant to this Agreement for a minimum of seven (7) years from the date of creation, or such longer period as required by applicable law. Each Party may, not more than once per calendar year and on at least ten (10) business days’ prior written notice, audit the other Party’s records and controls reasonably relevant to compliance with this Agreement, subject to the audit protections (business hours, confidentiality, no forced disclosure of trade secrets) set out in the Quality and Services Agreement.

13.	REGULATORY COMPLIANCE; NON-SOLICITATION

13.1	Compliance and Accreditation.

Both Parties shall comply with all applicable federal, provincial, state, and international laws and regulations governing laboratory operations, data privacy, healthcare delivery, and advertising in their respective jurisdictions. Each Party represents that it is not excluded, debarred, or otherwise ineligible to participate in any federal or provincial healthcare program, and shall immediately notify the other Party if it becomes so excluded during the Term. Each Party shall promptly notify the other of any government inspection, investigation, or inquiry relating to the Program or to obligations under this Agreement, and the Parties shall cooperate in good faith in responding to such matters.

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13.2	Non-Solicitation.

During the Term and for a period of twenty-four (24) months thereafter, Virotek shall not, and shall cause its Affiliates not to, directly or indirectly solicit, contract with, or supply the Program to any Reseller, medical practice, telehealth platform, or White Label counterparty introduced to Virotek by Kala, otherwise than through Kala, without Kala’s prior written consent.

14.	TERM AND TERMINATION

14.1	Term.

This Agreement commences on the Effective Date and continues for an initial term of five (5) years (the “Initial Term”), unless earlier terminated. The Initial Term may be renewed for successive periods on terms to be agreed by the Parties in writing at least one hundred eighty (180) days before the end of the then-current term. The Initial Term and any renewal period are together referred to as the “Term.”

14.2	Termination for Cause.

Either Party may terminate this Agreement immediately upon written notice if: (a) the other Party commits a material breach and fails to cure such breach within thirty (30) days of written notice; (b) the other Party becomes insolvent or files for bankruptcy; or (c) the other Party loses any license, accreditation, or Nasdaq listing (as applicable) required to perform its obligations and does not restore it within sixty (60) days.

14.3	Effect of Termination.

Upon expiration or termination: (a) Virotek shall complete all in-process Tests for specimens already received; (b) the Parties shall complete a final reconciliation and settlement of the Profit Split within sixty (60) days; (c) each Party shall return or destroy the other’s Confidential Information as required by Section 7.6; (d) Kala shall cease holding itself out as Virotek’s distributor or reseller and shall cooperate in the orderly transition of Resellers, subject to Section 4 (Right of First Refusal) and Section 13.2 (Non-Solicitation), each of which survives termination in accordance with its terms; and (e) the Products ROFR survives for the period specified in Section 4.2. Provisions that by their nature survive termination shall do so, including Sections 4, 6, 7, 9, 11, 13.2, 14.3, and 15.

15.	USE OF NAME AND PUBLICITY

Except as set out in this Section 15, any press release or other public announcement by either Party regarding this Agreement or the Program requires the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, Kala may make any disclosure or filing that Kala reasonably determines, on the advice of outside securities counsel, is required under applicable United States securities laws or the rules of the Nasdaq Capital Market, without Virotek’s prior consent, provided that Kala (a) gives Virotek as much advance notice of the proposed content and timing as is reasonably practicable, and (b) considers in good faith any comments provided by Virotek prior to publication. Neither Party shall use the other’s name, logo, or trademarks except as permitted by the Brand Licence Agreement or as otherwise approved in writing.

16.	MISCELLANEOUS

16.1	Dispute Resolution.

Any dispute arising out of or relating to this Agreement shall be resolved as follows: (a) the Parties shall first attempt in good faith to resolve the dispute through senior management negotiations for fifteen (15) days after written notice; (b) if unresolved, the dispute shall be submitted to binding arbitration in Wilmington, Delaware, under the Commercial Arbitration Rules of the American Arbitration Association, conducted in English by a single arbitrator agreed upon by the Parties or appointed in accordance with those rules. Arbitration costs shall be shared equally; the arbitrator’s decision is final and binding, and judgment may be

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entered in any court of competent jurisdiction. Either Party may seek urgent interim or injunctive relief from a court without first invoking the above procedure, including in respect of Sections 1.3, 4, 6, or 7.

16.2	Governing Law.

This Agreement is governed by the laws of the State of Delaware, without regard to conflict-of-law principles. Subject to Section 16.1, each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for any matter not subject to arbitration.

16.3	Waiver and Amendment.

No waiver, amendment, or modification of this Agreement is effective unless made in writing and signed by an authorized representative of each Party. A Party’s failure to enforce any provision shall not be deemed a waiver of that provision or of the right to enforce it thereafter.

16.4	Assignment.

Neither Party may assign this Agreement without the other Party’s prior written consent, not to be unreasonably withheld, except that Kala may assign this Agreement, including the Distribution Rights and the Products ROFR, to an Affiliate of Kala without Virotek’s consent, provided the assignee assumes all obligations under this Agreement in writing. No consent is required for an assignment by either Party in connection with a merger, acquisition, reorganization, or sale of substantially all of a Party’s assets or voting equity, provided that (a) the assignee assumes all obligations under this Agreement in writing, and (b) the non-assigning Party is notified in writing promptly following completion of the transaction.

16.5	Notices.

All notices must be in writing and are deemed duly delivered upon: (a) hand delivery with written receipt; (b) delivery by courier with tracking confirmation; or (c) email with read or delivery receipt confirmed, addressed to the Parties at the addresses set out in the preamble or such other address as a Party designates in writing.

16.6	Independent Contractor.

The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, franchise, or employment relationship between the Parties, and neither Party has authority to bind or act on behalf of the other except as expressly authorized herein.

16.7	Force Majeure.

Except for accrued payment obligations, and except for obligations concerning confidentiality, privacy, data security, and incident notification (which shall remain in full force and effect notwithstanding a Force Majeure Event), neither Party shall be in breach for a failure or delay caused by a Force Majeure Event, provided the affected Party promptly notifies the other Party, implements its business-continuity plan, and uses commercially reasonable efforts to mitigate and resume performance. If a Force Majeure Event affecting Virotek persists for more than forty-five (45) days, Kala may terminate the affected Vertical or this Agreement without penalty upon fifteen (15) days’ written notice.

16.8	Entire Agreement.

This Agreement, together with the Related Agreements and the Exhibits hereto, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior negotiations, discussions, agreements, and understandings, including the LOI (other than any provisions of the LOI expressly stated to survive execution of the definitive agreements). In the event of any conflict between this Agreement and a Related Agreement, this Agreement controls as to the commercial and economic terms in Sections 1 through 4, and the applicable Related Agreement controls as to the operational, quality, brand, or data-protection matters within its specific subject matter.

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16.9	Severability.

If any provision is held invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to make it enforceable. The remaining provisions shall continue in full force and effect.

16.10	Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts; each deemed an original. Electronic or digital signatures are valid and binding to the same extent as handwritten signatures.

16.11	Headings.

Section headings are for convenience only and do not affect interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

KALA BIO, INC.

By:	/s/ Avi Minkowitz
Name:	Avi Minkowitz
Title:	CEO

VIROTEK INC.

By:	/s/ Saeid Babaei
Name:	Saeid Babaei, PhD, MBA
Title:	Chairman & CEO

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EXHIBIT A

Eyegene™: Genetic Analysis for Ophthalmic Disorders

Eyegene™ is a clinical genetic test designed to support ophthalmologists managing patients with suspected genetic eye disease. It provides comprehensive coverage of known ophthalmology-associated genes while retaining the flexibility to identify novel or unexpected diagnoses.

Eyegene™ is particularly useful for:

●	Inherited retinal dystrophies with genetic heterogeneity

●	Syndromic eye disease with unclear systemic involvement

●	Early-onset or atypical glaucoma and cataracts

●	Neuro-ophthalmic conditions where imaging alone is insufficient

Results are reported with a clear clinical interpretation, inheritance pattern, and relevance to ophthalmic management, enabling ophthalmologists to integrate findings directly into care decisions.

Order Eyegene™ when a patient has:

✔	Unexplained or atypical eye disease

●	Early-onset retinal degeneration, optic atrophy, cataract, or glaucoma

●	Bilateral disease without clear acquired cause

●	Phenotype that does not fit a single classic diagnosis

✔	Suspected inherited or syndromic condition

●	Family history of vision loss, blindness, or eye disease

●	Eye findings plus neurologic, renal, cardiac, hearing, or developmental features

●	Congenital or childhood-onset ocular abnormalities

✔	Diagnostic uncertainty despite standard workup

●	Normal or inconclusive imaging, electrophysiology, or lab results

●	Overlapping phenotypes (e.g., cone-rod vs rod-cone dystrophy)

✔	Clinical decisions depend on prognosis or inheritance

●	Family planning questions

●	Anticipation of systemic complications

●	Eligibility for gene-based or mechanism-specific therapies

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Eyegene™ PLUS includes all features of Eyegene™ plus a pharmacogenomic insight.

Virotek’s pharmacogenic test, marketed under Pill-TEK™ is a clinically validated pharmacogenomic test covers drugs commonly encountered in ophthalmology through co-management with other specialties. It evaluates key genes involved in drug metabolism, transport, & toxicity risk, including those relevant to cancer therapy & immunosuppression.

Pill-TEK™ supports ophthalmologists by:

●	Identifying patients at increased risk of systemic toxicity with ocular consequences

●	Informing monitoring intensity and follow-up intervals

●	Strengthening multidisciplinary communication with objective genetic data

●	Enhancing informed consent discussions with patients

Order Eyegene™ PLUS when a patient:

1. Is starting or receiving high-risk systemic therapy	3. Requires ophthalmic input on systemic treatment decisions
● Tamoxifen ● Thiopurines (azathioprine, mercaptopurine) ● Tyrosine kinase inhibitors ● mTOR inhibitors or other targeted cancer therapies	● Risk–benefit assessment for continuing therapy ● Recommendation for intensified ocular monitoring ● Multidisciplinary discussion with oncology, rheumatology, or transplant teams
2. Develops unexplained ocular toxicity	4. Has a history of drug intolerance or severe adverse effects
● Macular edema, retinopathy, optic neuropathy, uveitis, or corneal toxicity ● Symptoms disproportionate to dose or treatment duration	● Prior toxicity to systemic medications ● Concern for altered drug metabolism or exposure

Eyegene™ PLUS allows ophthalmologists to practice genetically informed, patient-centered care across both inherited disease and treatment-related risk.

This Exhibit A describes the Products for identification and reference purposes. It is Virotek-authored clinical and marketing reference material and does not expand, and shall not be construed to expand, Virotek’s representations and warranties under Section 8.2 or otherwise create any additional representation, warranty, or regulatory claim regarding the Products’ clinical performance, indications, or regulatory status. This Exhibit, and any Program Materials derived from it, remain subject to Section 2.1, including Virotek’s prior written approval of any clinical, diagnostic, or performance claim, and Virotek may update this Exhibit from time to time to reflect changes in the Products, clinical evidence, or applicable law.

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EXHIBIT B

EXCLUSIVITY MILESTONES

The Exclusivity Milestones applicable to the exclusivity granted under Section 1.2 are set out in the table below.

Milestone	Target Date (Months from Effective Date)	Test Volume	Gross Revenue (USD)
Progress Benchmark 1	Four (4) months	[**]Tests (this period)	US $[**] (this period)
Progress Benchmark 2	Eight (8) months	[**]Tests (this period)	US $[**] (this period)
Progress Benchmark 3	Twelve (12) months	[**]Tests (this period)	US $[**] (this period)
Exclusivity Milestone	Twelve (12) months	[**] Tests (cumulative)	US $[**] (cumulative)

Progress Benchmarks 1 through 3 are provided for the Parties’ internal tracking of Kala’s pace toward the Exclusivity Milestone only; they are not individually evaluated or enforced, and Kala’s performance against any one of them, standing alone, has no contractual consequence.

The Exclusivity Milestone is satisfied if, on a cumulative basis from the Effective Date through the twelve (12)-month anniversary of the Effective Date, Kala has achieved either the cumulative Test Volume or the cumulative Gross Revenue threshold shown above for the Exclusivity Milestone. The consequences of a failure to satisfy the Exclusivity Milestone, and the applicable cure period, are set out in Section 1.2.

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EXHIBIT D

COGS METHODOLOGY

COGS for purposes of Section 3 is calculated per Test as the sum of the following cost components, determined on the basis described below:

Eye-Gene™

Cost Component	Description	Basis of Calculation	Per-Test Amount (USD)
Kit and collection materials	Cost of the Kit and associated collection/transport materials supplied for the Test	Actual per-unit cost invoiced by Virotek’s kit supplier (DNA Genotek Inc.) for this product’s collection-kit configuration, calculated per Test based on the most recent supplier invoice price.	US $[**]
Reagents and consumables	Laboratory reagents and consumables consumed in performing the Test	Standard cost per Test, calculated as total reagent and consumable spend for the applicable assay run divided by the number of Tests processed in that run, using Virotek’s then-current standard costing rate, reviewed quarterly.	US $[**]
Specimen accessioning	Direct cost of receiving and accessioning the specimen	Standard per-Test allocation for specimen receipt, login, and accessioning, based on Virotek’s activity-based costing rate for accessioning labor and overhead.	US $[**]
Sequencing / reference laboratory fees	Third-party sequencing or reference laboratory fees, if applicable	Actual fee invoiced by the sequencing vendor (Element Biosciences) or reference laboratory per Test under the applicable vendor agreement; where performed internally by Virotek, the standard internal cost per Test for the applicable assay.	US $[**]
Shipping, courier, and logistics	Inbound and outbound shipping, courier, customs, and logistics costs	Standard average cost per Test for inbound specimen shipping and outbound Kit distribution, based on Virotek’s current carrier agreements, averaged over the trailing calendar quarter.	US $[**]
Assay run and data analysis	Direct cost of running the Test assay and bioinformatics/data analysis	Standard cost per Test, calculated as total direct assay-run and bioinformatics/data-analysis cost (including compute cost, and directly attributable analyst time) divided by the number of Tests processed per run.	US $[**]
Patient Report preparation	Direct cost of preparing, reviewing, and delivering the Patient Report	Standard per-Test cost for report generation, quality review by CLIA lab Director, and delivery, based on Virotek’s internal costing rate for reporting personnel and systems.	US $[**]
		Total COGS per Test	US $[**]

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Eye-Gene PLUS™

Cost Component	Description	Basis of Calculation	Per-Test Amount (USD)
Kit and collection materials	Cost of the Kit and associated collection/transport materials supplied for the Test	Actual per-unit cost invoiced by Virotek’s kit supplier (DNA Genotek Inc.) for this product’s collection-kit configuration, calculated per Test based on the most recent supplier invoice price.	US $[**]
Reagents and consumables	Laboratory reagents and consumables consumed in performing the Test	Standard cost per Test, calculated as total reagent and consumable spend for the applicable assay run divided by the number of Tests processed in that run, using Virotek’s then-current standard costing rate, reviewed quarterly.	US $[**]
Specimen accessioning	Direct cost of receiving and accessioning the specimen	Standard per-Test allocation for specimen receipt, login, and accessioning, based on Virotek’s activity-based costing rate for accessioning labor and overhead.	US $[**]
Sequencing / reference laboratory fees	Third-party sequencing or reference laboratory fees, if applicable	Actual fee invoiced by the sequencing vendor (Element Biosciences) or reference laboratory per Test under the applicable vendor agreement; where performed internally by Virotek, the standard internal cost per Test for the applicable assay.	US $[**]
Shipping, courier, and logistics	Inbound and outbound shipping, courier, customs, and logistics costs	Standard average cost per Test for inbound specimen shipping and outbound Kit distribution, based on Virotek’s current carrier agreements, averaged over the trailing calendar quarter.	US $[**]
Assay run and data analysis	Direct cost of running the Test assay and bioinformatics/data analysis	Standard cost per Test, calculated as total direct assay-run and bioinformatics/data-analysis cost (including compute cost, and directly attributable analyst time) divided by the number of Tests processed per run.	US $[**]
Patient Report preparation	Direct cost of preparing, reviewing, and delivering the Patient Report	Standard per-Test cost for report generation, quality review by CLIA lab Director, and delivery, based on Virotek’s internal costing rate for reporting personnel and systems.	US $[**]
		Total COGS per Test	US $[**]

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Failed Tests; Re-Collection, Re-Run, and Damaged Kits.

It is expected in the ordinary course of performing genetic testing at scale that some specimens will require re-collection, some assay runs will fail or produce an invalid or indeterminate result and require re-run, and some Kits will be damaged, lost, or rendered unusable prior to use. The reasonable, documented cost of such re-collection, re-run, and damaged- or lost-Kit events (collectively, “Failed Test Costs”) is included within, and is not a cost item separate from, the applicable cost components set out in the table above (including Kit and collection materials, Reagents and consumables, Sequencing / reference laboratory fees, and Assay run and data analysis, as applicable), and is accounted for as part of COGS by spreading Failed Test Costs across the standard per-Test costing rate for the applicable cost component, based on Virotek’s trailing-quarter specimen-rejection, re-run, and Kit-damage rate for the applicable product. For the avoidance of doubt: (a) Kala shall not be separately invoiced, and no additional deduction from Gross Revenue shall be made, for Failed Test Costs beyond their inclusion in the standard per-Test COGS set out above; and (b) a Test that is re-collected or re-run on account of a failed, invalid, or indeterminate result is invoiced to the payor, and included in Gross Revenue, only once, upon delivery of the final Patient Report.

COGS excludes corporate overhead, general and administrative expense, research and development, amortization of intellectual property, and any margin, markup, or intercompany charge in favour of Virotek or any of its Affiliates (including under the MSA), except as expressly agreed in writing by Kala. The methodology above shall be reviewed by the Parties not less frequently than annually and adjusted by written agreement to reflect actual costs.

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